
                                                                    EXHIBIT 4.35

                         PERUSAHAAN PERSEROAN (PERSERO)
                        PT TELEKOMUNIKASI INDONESIA TBK.

                                       AND

                                  MOTOROLA INC.

                             SERVICE LEVEL AGREEMENT

                              DATED MARCH 24, 2003
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                                TABLE OF CONTENTS

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
NO.                                                                                      PAGE
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
1.     Definitions .............................................................           1

2.     Force Majeure ...........................................................           3

3.     Assignment and Subcontracting ...........................................           3

4.     Governing Law and Language ..............................................           4

5.     Settlement of Disputes ..................................................           4

6.     Notices and Authorized Representatives ..................................           6

7.     Termination .............................................................           7

8.     General provisions ......................................................           8

9.     General Principles ......................................................           9

10.    Fault Management ........................................................          11

11.    On-line Information/Reporting ...........................................          13

12.    Hardware Change Management ..............................................          14

13.    Software Update .........................................................          15

14.    Operation and Maintenance Assistance ....................................          18

15.    Escalation Procedure for Service Level Failures .........................          19

16.    Payment Amount ..........................................................          19

17.    Evaluation of Key Performance Indicators ("KPIs") Compliance ............          20

Appendix A - Help Desk Contact Information
Appendix B - Fault Management Service
Appendix C - Compensation for Revenue Loss
Appendix D - On-Line Information Service Requirements
Appendix E - Spare Part Turn Around Time
Appendix F - Operation and Maintenance Assistance Service-Tasks
Appendix G - Operation and Maintenance Assistance Service-Composition
Appendix H - KPI Compliance and Payment
Appendix I - KPI Measurement Methodology
Appendix J - SLA Fee Calculation
Appendix K - PARTNER Service Proposal
Appendix L - Scope and Responsibilities of TELKOM's Operations and Maintenance
             Services

                             SERVICE LEVEL AGREEMENT

THIS SERVICE LEVEL AGREEMENT is made as of 24 March 2003.

BETWEEN:

(1) PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA, Tbk., a limited liability public state-owned company established under the laws of the Republic of Indonesia, having its head office at Jl. Japati No. 1, Bandung, in this legal action duly represented by Kristiono in his capacity as President Director, hereinafter referred to as "TELKOM".

and

(2) MOTOROLA INC., a corporation established under the laws of the State of Delaware, U.S.A., acting through its Global Telecom Solutions Sector, having offices at 1501 Shure Drive, Arlington Heights, IL60004, U.S.A., duly represented by Allen Ma, in his capacity as Vice President & General Manager, Asia, hereinafter referred to as "PARTNER"

         (TELKOM and PARTNER are individually hereinafter referred to as a "Party" and collectively as the "Parties").

WHEREAS

A. TELKOM and PARTNER have entered into a Master Procurement Partnership Agreement of even date ("MPPA") for the procurement of radio access and core network assets contemplated in the T-21 Program and for implementing the T-21 Program.

B. TELKOM has requested PARTNER to render operation and maintenance support services, and PARTNER has agreed to provide these services in accordance with this Service Level Agreement.

C. Accordingly, pursuant to the MPPA, the Parties agreed to enter into this Service Level Agreement to support the maintenance of the Network for at least three (3) years from the Commencement Date.

CHAPTER 1 - GENERAL TERMS AND CONDITIONS

1.       DEFINITIONS

1.1 All terms and definitions used in the MPPA (including the technical terms defined in Appendix 23 - (Technical Terms) of the MPPA) shall have the same meaning in this Service Level Agreement unless otherwise stated.

1.2 In addition, where the context permits, the following expressions shall have the following meanings:

         (a)      "CALL BACK TIME"          means the time taken by TSC2
                                            personnel to call back TELKOM after
                                            the trouble ticket has been created.

         (b)      "COMMENCEMENT DATE"       means the first day after the
                                            Commissioning of the Deliverables in
                                            the first Purchase Order which will
                                            be issued under the Master
                                            Procurement Partnership Agreement,
                                            or earlier as requested by TELKOM.

                                        1
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         (c)      "FAULT MANAGEMENT"        means all measures and procedures to
                                            prevent and/or resolve Network
                                            faults to meet the KPIs as defined
                                            in this Service Level Agreement.

         (d)      "HELP DESK"               means the help-desk support service
                                            to be provided by PARTNER as set out
                                            in Article 10.1.

         (e)      "KPI" (KEY PERFORMANCE
                  INDICATORS)               means the terms and conditions as
                                            well as service levels to be met in
                                            providing the Services as set out in
                                            Articles 9 to 13 as well as the
                                            Appendices referred to in these
                                            Articles.

         (f)      "PERMANENT FIX"           means a complete solution restoring
                                            entire functionality as provided in
                                            Appendix B.

         (g)      "SUB-SYSTEM"              means a BSC, BTS, transmission
                                            equipment, BSS's NEM (these
                                            mentioned equipment are grouped as
                                            BSS), PDSN, AAA, HA, DNS, firewall,
                                            PDN's NEM (these mentioned equipment
                                            are grouped as PDN) and other
                                            similar or related equipment
                                            supplied by PARTNER, including all
                                            associated software and components
                                            acquired from PARTNER.

         (h)      "SYSTEM"                  means two or more Sub-systems
                                            forming a network that is ready for
                                            commercial service.

         (i)      "SERVICES"                means the services for the Network
                                            to be provided by PARTNER to TELKOM
                                            as set out in Articles 9 to 14
                                            starting from the Commencement Date.

         (j)      "TEMPORARY FIX"           means a temporary work around
                                            solution as provided in Appendix B.

         (k)      "TROUBLE TICKET"          means the document issued by
                                            PARTNER's support desk identifying
                                            the problem alerted.

         (l)      "TSC1"                    means TELKOM's support personnel
                                            located at each Location dealing
                                            with operation and maintenance
                                            activities.

         (m)      "TSC2"                    means PARTNER's support
                                            infrastructure located in Jakarta or
                                            Medan and/or PARTNER's specialized
                                            technical support staff and
                                            designers who have the capability of
                                            evaluating complex network problems.

1.3 Writings. References in this Service Level Agreement to writing shall include typewriting, printing, lithography, photography, telefax, facsimile, e-mail and telex messages and any mode of reproducing words in a legible and non-transitory form.

                                        2
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1.4      Plural; Gender; Persons. Words importing the singular include the plural and vice versa; words importing a gender include every gender, and references to persons include bodies corporate or unincorporated.

1.5 Agreement. Any document expressed to be "in the agreed form" or "agreed" means a document approved by TELKOM and PARTNER and (for the purpose of identification) initialed on behalf of each Party.

1.6 Headings. Headings in this Service Level Agreement are used for convenience only and shall not affect the construction of this Service Level Agreement.

1.7 Days. In this Service Level Agreement, unless otherwise defined or the context otherwise requires, references to a "day" shall mean a calendar day covering a period of twenty-four (24) hours ending at 12 midnight. Whenever in this Service Level Agreement a period of time is referred to, the day upon which that period commences shall be the day after the day from which the period is expressed to run, or the day after the day upon which the event occurs which causes the period to start running.

1.8 References. References to Articles and Appendices are references to the Articles of, and the Appendices to this Service Level Agreement. References to any laws or regulations shall be construed as references to those laws or regulations as from time to time amended or re-enacted.

1.9 Priority of Documents. In the event of any inconsistency between this Service Level Agreement and the Appendices of this Service Level Agreement, the terms and conditions in this Service Level Agreement shall prevail.

1.10 General and Specific Provisions. In the event of ambiguity over the application of any provision of the Service Level Agreement, this Service Level Agreement shall be interpreted to favor the specific meaning and/or application over the general meaning and/or application.

2.       FORCE MAJEURE

2.1 Neither Party shall be liable for delays in delivery or performance, or for failure to manufacture, deliver or perform when caused by any of the following which are beyond the reasonable control of the delayed Party, including but not limited to acts of God, acts of the public enemies, acts of civil or military authority, acts of war, acts of terrorism, riots, strikes, lockouts, other labor disturbances, hurricanes, earthquakes, fires, floods or other natural disasters, epidemics and embargoes or a change to any government of Indonesia law, regulation, decree or government department policy having the force of law which has a material adverse impact on the ability of a Party to perform this Agreement

2.2 Any occurrence belonging to a Force Majeure category shall be notified immediately to the other party not later than fourteen (14) days after such occurrence.

2.3 In the event that due to Force Majeure the implementation of this Service Level Agreement or relevant agreement, acceptance test, integration, drive test or other matters provided for in this Service Level Agreement are suspended, the implementation period shall be extended by the numbers of days equal to the duration of suspended implementation.

2.4 Neither Party shall be liable for any losses suffered by the other Party arising as a result of Force Majeure.

3.       ASSIGNMENT AND SUBCONTRACTING

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3.1      PARTNER shall not, without the prior written consent of TELKOM (such consent not to be unreasonably withheld or delayed), transfer its obligations under this Service Level Agreement. Notwithstanding this agreement, TELKOM hereby agrees that PARTNER may assign or sub-contract the in country Services portion of this Agreement to its subsidiary, PT Motorola Indonesia, but only to the extent that such assignment or sub-contracting (i) does not prejudice PARTNERS's Local Content obligations under the MPPA, (ii) does not relieve PARTNER of responsibility under this Service Level Agreement; and (iii) does not encumber any of the moneys due or becoming due under this Service Level Agreement. The Parties agree that TELKOM shall not be required to give its consent to any encumbrance of moneys due or becoming due under this Service Level Agreement if by reason or consequence of such consent the assignee shall have direct or indirect recourse to TELKOM.

3.2 TELKOM reserves the right to assign this Service Level Agreement, with prior written consent of PARTNER, such approval not to be unreasonably withheld or delayed, to any of TELKOM's subsidiaries or related companies.

3.3 A schedule of each proposed sub-contractor and the part of the Services proposed to be performed by such sub-contractor is attached in Appendix
         1. In case of any plan to change and/or to add a sub-contractor, PARTNER shall notify TELKOM in writing immediately before the proposed sub-contractor is appointed. TELKOM shall advise within ten (10) Business Days if it has substantive objections to the appointment of any such proposed sub contractors and/or the work they were intended to do, and PARTNER shall take such objections into account so as to meet with TELKOM's approval.

3.4 The use of sub-contractors shall in no way relieve PARTNER from its responsibility to deliver the Services to TELKOM (in particular to ensure that any Services comply with all requirements of this Service Level Agreement) or to perform necessary tasks such as project management related to this responsibility in accordance with this Service Level Agreement.

3.5 PARTNER shall ensure that the addition or removal of any sub-contractors shaft not impact the agreed Contract Price or implementation plan and/or the service levels in this Service Level Agreement.

4.       GOVERNING LAW AND LANGUAGE

4.1 This Service Level Agreement shall be interpreted and governed in accordance with the laws of the Republic of Indonesia.

4.2 All data, documents, descriptions, diagram, books, catalogues, instructions, marking for easy identification of major items of the material and correspondence shall be in the English language and in the metric system of weights and measures.

4.3 PARTNER's personnel shall be proficient in English both written and spoken, for the purpose of providing instruction, offering advisory services, training and any other submission as required.

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5.       SETTLEMENT OF DISPUTES

5.1 If any disputes arising between TELKOM and PARTNER in connection with or arising out of this Agreement or the breach, termination of validity thereof (a "Dispute"), the Parties shall attempt for a period of thirty
         (30) days after receipt by one Party of a notice from the other Party of the existence of the dispute, to settle such Dispute in the first instance by mutual discussions between senior executives of the Parties.

5.2 Any Dispute which Cannot be resolved by amicable settlement between the Parties arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC") for the time being in force which rules are deemed to be incorporated by reference to this clause.

5.3 The arbitration shall be conducted before an arbitral tribunal composed of three (3) arbitrators. The language of the arbitration shall be English.

5.4      The three (3) person arbitration panel shall be selected as follows;

         {i} each arbitrator shall be fluent in English and shall be experienced with legal matters concerning the telecommunications industry.

         (ii) each of (A) the Parry initiating the arbitration and (B) the respondent Party or Parties to the Dispute shall nominate one
                  (1) arbitrator within thirty (30) days of the written notice of the Dispute described above. The relevant Parties shall within (30) days of the appointment of the two (2) arbitrators seek to appoint a third arbitrator. If any relevant Party does not nominate an arbitrator or if the relevant Parties cannot agree on the choice of the third arbitrator, in each case within the relevant period, then each unappointed arbitrator shall be selected by the Chairman of the SIAC (provided that the requirements in Section 5.4(ii) are satisfied).

5.5 The award rendered shall be in writing and shall set out the facts of the Dispute and the reasons for the arbitration panel's decision. The award shall apportion the costs of the arbitration as the arbitration panel deems fair.

5.6 The Parties agree that the arbitration award shall be final and binding on the Parties. The Parties agree that no Party shall have any right to commence or maintain any suit or legal proceedings until the Dispute has been determined in accordance with the arbitration procedure provided herein and then only for enforcement of the award rendered in the arbitration. Judgment upon the arbitration award may be rendered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

5.7 Each of the Parties hereby expressly waives any Indonesian laws and regulations, decrees or policies having the force of law that would otherwise give a right to appeal against the decision of the arbitration panel, and the Parties agree that no Party shall appeal to any court against the award or decision contained therein. The Parties agree that any dispute in connection with or arising out of this Agreement or the breach, termination of validity thereof is of a commercial nature.

5.8 Each of the Parties waives the applicability of Article 48(1) of the Indonesian Law on Arbitration and Alternative Dispute Resolution (the "Arbitration Law") and agrees that no arbitration need be completed within a specific time. For purposes of Article 5 paragraph 1 of the Arbitration Law, the Parties agree that the relationship among the Parties is commercial in nature and any Dispute related to this Agreement shall be deemed commercial.

5.9 No Party or person involved in any way in the creation, coordination or operation of the arbitration of any Dispute may disclose the existence, content or results of the Dispute or any arbitration conducted under this Agreement in relation to that Dispute, in each case subject to those disclosures permitted by Article 5.

5.10 This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding, which award, if appropriate shall determine whether and when termination shall become effective. The provisions contained in this Article 5 shall survive the termination and/or expiration of this Agreement.

6.       NOTICES AND AUTHORIZED REPRESENTATIVES

6.1 All notifications required or permitted under this Service Level Agreement shall be sufficiently given if made in writing and delivered personally by hand or by courier or sent by prepaid registered post or by facsimile to the addresses of the Parties set out below or as such address as from time to time notified in writing:

         For TELKOM:
         Perusahaan Peseroan (Persero) PT Telekomunikasi Indonesia Tbk. Jl. Japati No. 1, Bandung 40133
         Attention : President Director
         Fax       : (022) 440-313

         For PARTNER:
         Motorola Inc.
         c/o PT Motorola Indonesia
         Gedung BKI II, Suite 3001
         Jalan Jend, Sudirman Kav, 44-46
         Jakarta 10210, Indonesia
         Fax       : (61-21) 571-9064
         Attention : General Manager

         Cc:      Motorola Electronics Pte. Ltd.
                  12 Ang Mo Kio St 64
                  Motorola Innovation Center Level 3A
                  Ang Mo Kio Industrial Park 3
                  Singapore 569088

                  Fax       : (65) 6484-0933
                  Attention : Commercial Contracts Manager

         A Party may change its address by giving prior written notice to the other Party. Notices and other communications may be in the Indonesian or English language. All notices shall be effective (i) in the case of delivery by personal delivery or courier, on the date of receipt as evidenced by a delivery receipt from the recipient or confirmation of delivery received by the sender from the courier, and (ii) in the case of transmission by facsimile transmission or electronic mail or other electronic transmission, on the date of such transmission as evidenced by the convention applicable to such transmission.

6.2 PARTNER shall appoint a point of contact or designated representative authorized to act on behalf of PARTNER, and whose instructions and requests shall be binding for PARTNER as to all matters pertaining to the Services brought to his attention by TELKOM. TELKOM shall appoint a point of contact or designated representative authorized to act on behalf of TELKOM as to all matters pertaining to the Services.

         The initial point of contacts are listed below:

         PARTNER's Point of Contact:
         Project Manager
         c/o PT Motorola Indonesia
         Gedung BRI II, Suite 3001
         Jalan Jend. Sudirman Kay. 44-46
         Jakarta 10210, Indonesia
         Tel    : (021) 251-3050
         Fax    : (021) 571-9064
         E-mail : didit.herawan@motorola.com

         TELKOM Point of Contact:
         Head of Fixed Wireless Division (as Project Manager)
         Jl, Kebun Sirih, Kav. 12
         Jakarta, Indonesia

         Tel     : (021) 385-7777
         Fax     : (021) 344-0707
         E-mail  : alex_js@telkom.co.id
         Mobile  : (0811) 965-500

7.       TERMINATION

7.1 This Service Level Agreement shall come into effect on the Commencement Date and shall continue to remain in force for an initial period of three years, subject to the right reserved by TELKOM to review and seek to amend the period of this Service Level Agreement on an annual basis. Pursuant to this right, TELKOM shall convey its proposed amendments to PARTNER at least three months prior to the expiration of the next anniversary of the Commencement Date (but no more than six months before the next anniversary). PARTNER shall consider the proposed revisions or amendments and decide whether it will accept them. If PARTNER cannot agree to the proposed revisions or amendments after negotiation in good faith to reach agreement at the latest one month before the next anniversary of the Commencement Date, this Service Level Agreement may be terminated at the anniversary of the Commencement Date.

7.2 TELKOM shall be entitled to terminate all or part of this Service Level Agreement upon any of the following events:

         (a)      termination of the MPPA for whatever reason;

         (b) PARTNER declares or clearly states that the Services, or any substantial part thereof, will not or cannot be completed;

         (c) PARTNER takes or has taken or instituted against it any action or proceeding, whether voluntary or compulsory, which has as an object or may result in the winding up of PARTNER (other than a voluntary winding up by members for the purpose of reconstruction or amalgamation), or is placed under official management or enters into a compromise or other arrangement with its creditors or any class of them or an administrative receiver or an administrator or receiver is appointed to carry on its business or to take control or possession of any of its assets for the benefit of its creditors or any of them; or

         (d) PARTNER violates any law relating to the prevention of corruption or bribery in PARTNER's home country or any jurisdiction in which PARTNER is carrying out any of the works.

7.3 PARTNER shall not be entitled to terminate or abandon this Service Level Agreement, except in the event that:

         (a) TELKOM takes or has taken or instituted against it any action or proceeding, whether voluntary or compulsory, which has as an object or may result in the winding UP of TELKOM (other than a voluntary winding up by members for the purpose of reconstruction or amalgamation), or is placed under official management or enters into a compromise or other arrangement with its creditors or any class of them or an administrative receiver or an administrator or receiver is appointed to carry on its business or to take control or possession of any of its assets for the benefit of its creditors or any of them;

         (b) TELKOM fails to pay any amounts due, or becomes unable to pay for amounts to become due, for a period of more than six (6) months and during discussions between the Parties during such period the Parties cannot agree on a satisfactory mechanism for payment and/or security for payments owed;

         (c) an event of Force Majeure continues for a period in excess of 6 months; or

         (d)      termination pursuant to Article 5; and

         (e)      termination of the MPPA.

7.4 Termination of this Service Level Agreement shall be without prejudice to any accrued rights of the Parties up to the dale of termination.

7.5 The termination of this Service Level Agreement or other specific agreement shall not affect or prejudice any provisions of those agreements which are expressly or by implication provided to continue in effect after such termination.

7.6 In the event of termination, the Parties agree to waive the provisions of Article 1266 of the Indonesian Civil Code to the effect necessary to effect termination of this Service Level Agreement in accordance with
         Article 7 without the need for a court decision.

8.       GENERAL PROVISIONS

8.1 Severance. If any provision of this Service Level Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable only to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Service Level Agreement. The invalidity, illegality or unenforceability of any provision in this Service Level Agreement under the laws of any one jurisdiction shall not in itself affect the validity, legality and enforceability of such provision under the laws of any other jurisdiction.

8.2 Remedies. No remedy conferred by any of the provisions of this Service Level Agreement is intended to be exclusive of any other remedy that is otherwise available at law or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or otherwise. The election of any one or more of such remedies by either Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

8.3 Release and Indulgence. No failure on the part of either Party to exercise and no delay on the part of either Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Service Level Agreement preclude any other or further exercise of it. The rights and remedies provided in this Service Level Agreement are cumulative and not exclusive of any right or remedy provided by law.

8.4 Entire Agreement. This Service Level Agreement embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Service Level Agreement, and supersedes all prior representations, arrangements, understandings and agreements between the Parties whether written or oral (including without limitation, the Rfp and such agreed amendments thereto).

8.5 Counterparts. This Service Level Agreement may be executed in any number of counterparts, each of which shall constitute an original and take effect without reference to any other counterpart, and together the counterparts shall be deemed as one and the same agreement.

8.6 No Partnership. Notwithstanding the reference to the terms "partner" and/or "partnership" in this Service Level Agreement, the relationship between the Parties shall not constitute a legal partnership. Neither Party has the power or the right to bind, commit or pledge the credit of the other Party.

8.7 Successors and Assigns. This Service Level Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

8.8 This Agreement does not establish an employer-employee relationship and PARTNER is for all purposes, an independent contractor.

8.9 No modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of both Parties.

8.10 TELKOM agrees to comply with all applicable export laws and regulations of the United States of America, the United Kingdom, or such other country of origin. Specifically, but without limitation, TELKOM agrees that it will not resell or re-export Motorola products or technical data in any form without obtaining appropriate export or re-export licenses from the respective governmental authority of the United States of America, the United Kingdom or other country of origin.

8.11 The Parties agree that to their knowledge there are no laws or regulation specifically applicable to sales to an entity owned or partly owned by a government entity which would apply to the Parties in the specific circumstances of this Service Level Agreement.

CHAPTER 2 - THE SERVICES

9.       GENERAL PRINCIPLES

9.1 PARTNER agrees that the Services to be provided to TELKOM will be provided with all due care in a timely and professional manner by properly skilled personnel employed by a world class leading technology supplier with specialized telecommunications expertise, knowledge or infrastructure and who have the necessary technical expertise, financial resources and strategic business interest to provide the Services to TELKOM.

9.2 PARTNER acknowledges that a key mutual Objective of the Parties is to support the development of the Indonesian telecommunications industry and economy by maximizing the amount of equipment, materials, manpower and services procured locally within Indonesia. In addition, PARTNER acknowledges that in order to provide the Services in a timely fashion, there must be sufficient qualified personnel located at key locations within Indonesia to respond quickly. Accordingly, at all times after the Commencement Date, PARTNER shall ensure that sufficient personnel of suitable qualifications are available to provide the Services. TELKOM and PARTNER mutually agree that PARTNER'S personnel within; Indonesia will be based at Medan, Sumatera, provided that PARTNER will also provide support services throughout DIVRE 1 during the period of this Service Level Agreement.

9.3 The scope and responsibilities of TELKOM's operations and maintenance services are as detailed in Appendix L.

9.4 Without prejudice to Article 9.2, PARTNER shall provide TELKOM with an initial organization chart and a qualified Service Delivery Manager
         (SDM) with his/her qualifications. All personnel trained by PARTNER will be suitably assigned and PARTNER shall ensure the Deliverables meet with the KPIs under this Agreement. All replacements must be qualified and appropriate for the provision of the Services.

9.5      The Services as described in Article 9.1 comprise of five main types:

         (a) Fault Management including the Help Desk Support Service, Fault Management Service and Emergency Support Service;

         (b) On-Line Information/Reporting including the On-line Information Service and General Reporting Service;

         (c) Hardware Change Management including the Hardware Change Management Service, Hardware Maintenance Service, Spare Parts Repair and Replacement Service;

         (d) Software Update including the Software Update Service and Software Upgrade Support Service; and

         (e) Operations and Maintenance Assistance including Operations and Maintenance Assistance Service and Knowledge Transfer Service.

9.6 The Services to be provided by PARTNER shall apply to all Deliverables, and shall cover all faults or defects to the Deliverables regardless of how caused or by whom, subject to the terms of this Agreement.

9.7 In the event a defect occurs during the period of this Service Level Agreement, PARTNER will repair or replace the product or take other appropriate remedial actions, provided that in taking any such actions the extent of PARTNER's liability shall be as stated in this Service Level Agreement.

9.8 In connection with the Services to be provided by PARTNER under this Service Level Agreement, Motorola shall take the appropriate remedial actions but shall not incur financial liability and TELKOM agrees to waive all penalties that may arise under this Service Level Agreement in respect of the following:

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

         (a)      acts of vandalism;

         (b) acts or omissions amounting to negligence or intentional misconduct of TELKOM employees; or

         (c)      events of force majeure.

         The costs and other terms and conditions of the remedial action required to be taken pursuant to this Article 9.8 shall be as mutually agreed between the Parties.

9.9 Neither Party shall in any circumstance be liable to the other for indirect or consequential losses or damages.

9.10 Article 36 of the MPPA (Change Request Procedures) shall apply, mutatis mutandis, to this Service Level Agreement.

10.      FAULT MANAGEMENT

10.1     The Help-Desk Support Service

         (a) PARTNER shall operate the Help-Desk in accordance with this Agreement. Contact details of the Help-Desk are set out in Appendix A, The Help-Desk may be accessed by telephone, email or fax.

         (b) The Help-Desk will be located in Jakarta or Medan. The Help-Desk will be operational between 8:00 am and 5:00 pm Mondays to Fridays (Indonesia - Jakarta local time) and Emergency Support Service (by phone call only) will be operational and manned 24 hours a day, 365/366 days a year.

         (c) PARTNER shall ensure that each time a call is made or an email or fax is sent to the Help-Desk, the call, email or fax will be attended to by a human operator within 3 minutes of its actual receipt by the Help-Desk. During this 3 minutes waiting period, any outages known to PARTNER should also be conveyed to TELKOM where necessary.

         (d) Within 10 minutes of receiving the call, the email or fax, the Help-Desk will issue a Trouble Ticket and assign the problem to a specific TSC-2 technician to be attended to. The Help Desk will inform TELKOM of the name and contact information of the TSC-2 assigned to the trouble ticket.

         (e) All emergency problems will be dealt with under the Emergency Support Service described below.

         (f)      Each Trouble Ticket issued will be classified as either.

                  (i)      "Critical";

                  (ii)     "Major"; or

                  (iii)    "Minor".

         (g) The definitions of "Critical", "Major" and "Minor" are set out in Appendix B. Whether a fault is considered "Critical", "Major" or "Minor" will be determined by TELKOM initially but may be adjusted in accordance with Appendix B (to be more or less critical) after consultation with PARTNER.

         (h) After notification to TELKOM, the PARTNER Help Desk will close the corresponding Trouble Ticket when one of the following conditions is met:

                  (i)      TELKOM agrees to close a Trouble Ticket; or

                  (ii) the resolution proves to work and is confirmed by TELKOM; or

                  (iii) initial diagnosis has been completed, the suggestion or data collection for a possible next occurrence has been provided but the problem does not occur for thirty (30) days; or

                  (iv) an investigation action is pending with TELKOM but the action has not been completed within fourteen
                           (14) days, unless otherwise agreed; or

                  (v) a reasonable resolution has been provided but TELKOM does not implement it within thirty (30) days, unless otherwise agreed.

         (i) PARTNER agrees to record all Help-Desk calls and to document all relevant actions undertaken by it as a result of the call, in such formats as may be reasonably required by TELKOM, which include without limitation separate reports covering help desk activity and fault status.

10.2     The Fault Management Service

         (a) PARTNER shall provide a fault-management service to TELKOM to correct and rectify faults with the System and/or Sub-system in a timely manner (the "Fault Management Service").

         (b) A "fault" under this Article shall include all defects, interruptions or disturbances to the System and/or Sub-system and the failure of the System and/or Sub-system to meet the Technical Specifications.

         (c) Each time a fault is reported by TELKOM to PARTNER under this service, PARTNER will ensure that it:

                  (i)      responds to TELKOM within the prescribed Callback
                           Time;

                  (ii) provides to TELKOM a Temporary Fix to the fault within a prescribed timeframe; and

                  (iii) provides to TELKOM a Permanent Fix to the fault within a prescribed timeframe.

                  The prescribed timeframes for fault resolution under this service is detailed in the Fault Resolution Schedule set out in Appendix B based on the how critical the fault is. In all cases, the required fault location, information gathering, and fault resolution will be the responsibility of and will be performed by PARTNER with the reasonable cooperation of TELKOM's Staff.

         (d) Whether a fault is considered "Critical", "Major" or "Minor" will be determined by TELKOM initially but may be adjusted (to be more or less critical) after consultation with PARTNER.

         (e) Except with respect to Critical faults which shall be analyzed and discussed with TELKOM immediately after being resolved, PARTNER shall hold meetings with TELKOM at least monthly to discuss the faults encountered at the Main Help Desk and at each DIVRE level and their resolution and shall suggest whether any actions should be carried out to prevent similar faults from arising in the future.

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

10.3     The Emergency Support Service

         (a)      The Help-Desk will provide the Emergency Support Service.

         (b) The Emergency Support Service shall be available by phone 24 hours a day, 7 days a week, 365/366 days a year (as applicable).

         (c) PARTNER's technical support personnel (TSC2) shall be required to call TELKOM's representative (TSC1) back within 15 minutes of receiving TELKOM's call, email or fax at the Help Desk for an emergency problem. All emergency problems will be recorded as 'Critical Faults' by the Help Desk.

         (d) PARTNER's technical support personnel should reach the site of the problem within the stated transportation time in Appendix C from receiving TELKOM's call at the Help Desk relating to an emergency problem.

         (e) PARTNER will provide a Temporary Fix within sixty (60) minutes (after arriving at the site of the problem, if remote support is not capable of resolving the problem).

         (f) Except in circumstances where a software patch is required necessitating a longer period of time, PARTNER will provide a Permanent Fix within 24 hours of receiving the call.

10.4 For revenue impacting breakdowns caused by System non-performance, PARTNER will pay compensation to TELKOM, based on the mechanism described in Appendix C.

11.      ON-LINE INFORMATION/REPORTING

11.1     The On-Line Information Service

         (a) PARTNER shall set up and maintain a secure extranet information service facility to enable on-line access by authorised TELKOM personnel only (the "On line Information Service") which will make available the following types of information:

                  (i)      Periodic Technical Information

                  (ii)     Operations and Maintenance Procedures

                  (iii)    Fault Handling Procedures

                  (iv)     Product Documentation

                  (v)      Trouble Ticket Resolution Database

                  (vi)     Generic Failure Reports

                  (vii)    Global Training Service Offering and course catalog

                  as well as the other categories of information as set out in Appendix D. The information provided will be updated according to the frequency set out in Appendix D.

11.2     The General Reporting Service

         PARTNER shall provide the following types of reports to TELKOM during the period of this Agreement on the frequency set out in Appendix D:

                  (i)      Help Desk Activity Report

                  (ii)     Fault Status Report

                  (iii)    Operation and Maintenance Assistance Report

                  (iv)     Hardware Swap (Replacement) Status Report

         (v)      Report for each Emergency Call with updated status

         (vi)     Software Updates Report

         (vii)    Quarterly Repair Status Report.

12.      HARDWARE CHANGE MANAGEMENT

12.1     The Hardware Change Management Service

         (a) PARTNER will maintain an inventory list of spare parts and periodically update it in accordance with Appendix D to ensure the delivery of spare parts within agreed lead-times. Any spares delivered to TELKOM shall be recorded in the Hardware Report and PARTNER shall forward all Hardware Reports to TELKOM. The Hardware Report will describe the changes that have occurred within the past month based on TELKOM requests.

         (b) In the event that PARTNER wishes to introduce a new or updated hardware component as a replacement of an older component, PARTNER shall first demonstrate to TELKOM the proper working of the replacement hardware at TELKOM's test facility or a mutually agreed location.

12.2     The Spare Parts Repair and Replacement Service

         (a) PARTNER shall be responsible for supplying spare part replacement and repair services for the Network based on the timeframes set Cut in Appendix E, All spare parts supplied shall be in good working order and be ready for service on delivery.

         (b) PARTNER shall provide, if requested by TELKOM, information concerning the spare parts database and PARTNER shall deliver the spare parts within agreed lead-times.

         (c) PARTNER shall make available critical and non-critical spare parts needed to fully operate the Network 24 hours a day, 7 days 8 week, 365/366 (as relevant) days a year and PARTNER shall supply critical spare parts on request by TELKOM within 3 hours of receiving the request. PARTNER shall supply non-critical spare parts by noon on the next Business Day from the time the request is received by PARTNER. If necessary, PARTNER shall deliver the non-critical spare parts on the same day to TELKOM. PARTNER will supply the required spares and TELKOM will arrange to stock the spares at TELKOM offices in each city where Sites will be located, provided that PARTNER staff will be responsible for inventory maintenance and transport of spares from the city offices to any Sites.

         (d) Without prejudice to PARTNER's obligation to provide spare parts under this Service Level Agreement, PARTNER shall ensure that TELKOM shall be able to purchase spare parts at the same unit prices set out in the relevant Purchase Order(s), from time to time as required, for a period of at least 5 years after the expiration of this Service Level Agreement, provided that upon PARTNER delivering a notice to TELKOM of the end of life of a particular hardware product, PARTNER shall continue to provide at least repair and return support for that product for a period of five (5) years from the date of such end-of-life notice, such support period to extend, as applicable, beyond the period of the Service Level Agreement and provided further that in its end-of-life notification to TELKOM, PARTNER shall inform TELKOM of the proposed date through which TELKOM shall be able to buy additional spares.

         (e) PARTNER shall also provide TELKOM on a yearly basis (prior to each JPS) with a detailed list of all spare parts, their level of criticality to the Network, the length of time required to procure such spare parts, the likelihood of failure of the component, equipment, software or parts thereof that such spare parts may replace.

         (f) PARTNER shall provide TELKOM with quarterly reports no later than March 31, June 30, September 30 and December 31 each year on its delivery performance for spare parts and on spare parts usage.

12.3     The Hardware Maintenance Service

         (a) PARTNER will provide replacement units or parts for the hardware of the System to maintain the operation of the equipment to meet the required operation and maintenance parameters.

         (b) PARTNER shall supply the replacement units or parts to TELKOM with a delivery note mentioning the unit type, the reference to the notified type of the faulty replacement units or parts, the serial number(s) of the delivered replacement units or parts, the total number of pieces to be delivered and the TELKOM failure report number. This information shall also be added to the Hardware Report.

         (c) To implement required hardware changes in the Network, PARTNER will assist TELKOM on a case-by-case basis.

13.      SOFTWARE UPDATE

13.1     The Software Update Service

         (a) PARTNER shall be responsible for the proper functioning of all software provided by PARTNER to TELKOM in connection with any Deliverables, subject to the Software License.

         (b) PARTNER shall provide software services under this Agreement that shall consist of software updates (including bug fixes, software release updates, patches and software maintenance services) required for the proper functioning of the Network. Additionally PARTNER shall achieve inter-operability with the applicable NSS vendor at no extra cost to TELKOM. For the avoidance of doubt, any further inter-operability required of PARTNER by TELKOM subsequent to the first case of successfully achieving inter-operability shall be performed by PARTNER, provided that PARTNER's obligations in such instance shall be subject to agreement on the terms and conditions, including payment of costs for the services provided. PARTNER will bear all of its costs for achieving inter-operability until the first successful inter-operability has been achieved in accordance with the inter-Operability Commitment Agreement.

                  (i) Software updates. PARTNER shall implement all software release updates, bug fixes and patches released by PARTNER with support from TELKOM. PARTNER shall:

                           - Work with TELKOM to determine the reasons for software bugs that may cause distortion in Network performance;

                           - Prepare release notes stating the reasons for each bug fix or patch for TELKOM's approval;

                           - Implement the bug fixes or patches on TELKOM's network;

                           - Present an implementation report to TELKOM after each software release update, bug fix and patch; and

                           - Track all bug fixes or patches by using a structured software change management process.

                  (ii) External interoperability. Subject to agreement with TELKOM on terms and conditions, including payment, PARTNER shall provide assistance for connecting PARTNER provided equipment with other existing or future systems in the Network, In this connection, PARTNER shall:

                           - Work with TELKOM and the vendor of any external system(s) to determine the software customization required to achieve interoperability;

                           - Prepare release notes stating the reasons for each software customization for TELKOM's approval;

                           - Prepare and customize the software upon receipt of TELKOM's approval;

                           -        Install the customized software on the
                                    Network;

                           - Provide TELKOM with an implementation report after each installation; and

                           -        Perform software version maintenance.

         (c) All software updates shall be completely tested by PARTNER prior to installation. Any update shall take place during late night hours (2:00 to 4:00 am), if possible.

         (d) PARTNER shall ensure that any interruption to the Network is minimised and in any event for no longer than 15 minutes unless agreed by the Parties during any software update or maintenance.

         (e) PARTNER shall ensure that the previous software version can be reinstalled without any interruption to the Network in the event that the new software updates do not load properly or perform satisfactorily, In the event that the update or maintenance appears unlikely to be completed before 4:00 am, PARTNER shall re-install the previous software version and re-attempt the update or maintenance the following day.

         (f)      Any interruption to the Network beyond the period agreed in
                  Article 13.1(d) (including without limitation any service interruption or system downtime) caused by a software update that results in a revenue loss for TELKOM shall be treated as a Critical fault and compensation shall be payable by PARTNER to TELKOM in accordance with Appendix C.

13.2     The Software Upgrade Support Service

         (a) When software upgrades are available, and subject to Article 13.2, PARTNER will provide such software upgrades when requested by TELKOM to meet its internal and external business requirements.

         (b) TELKOM may require the upgrade for reasons including (but not limited to):

                  (i)      addition of new features

                  (ii)     support of new call processing functionality

                  (iii)    support of new standards

                  (iv) hardware upgrade (requiring accompanying software upgrade).

         (c) For each of the software upgrades provided to TELKOM, PARTNER shall ensure that the following requirements are fulfilled:

                  (i)      full backward compatibility

                           PARTNER shall ensure full backward compatibility with existing hardware, software, interfaces, and related matters and in circumstances where full backward compatibility does not exist, PARTNER shall provide full disclosure to TELKOM of all technical aspects of such incompatibility. In circumstances where existing hardware may need to be upgraded or replaced, such hardware upgrades will be done as per mutually agreed terms, conditions and prices. PARTNER shall not be responsible for compatibility with system changes made solely by TELKOM.

                  (ii)     training

                           PARTNER shall provide training to qualified TELKOM personnel regarding the changes made to the software.

                  (iii)    business case assistance

                           For every major software upgrade, PARTNER shall work closely with TELKOM to prepare a business case justifying the upgrade. The business case will detail the cost implications and potential benefits which TELECOM can expect to derive from the upgrade.

         (d) The cost of software upgrade services (such as developing a business case for the upgrade and implementing the upgrades) are included in the Services.

         (e) In case PARTNER proposes to discontinue support of any software version, the following actions have been agreed:

                  (i) if the discontinuance of software support is the result of a software maintenance policy mandated by PARTNER, then PARTNER shall provide an upgrade to the next version within three (3) months of the notice of end of life, at no extra cost to TELKOM;

                  (ii) if the discontinuance of software support is necessitated because the software has reached its end of life, and in circumstances where TELKOM has notified PARTNER in writing that it does not wish an upgrade to the new version, then (A) if these circumstances occur within the initial 3-year period of this Service Level Agreement, PARTNER shall continue to provide software support until the end of such initial 3-year period, or (B) if these circumstances occur outside the initial 3-year period of this Service Level Agreement, then the software support to be provided by PARTNER shall be on mutually agreed terms and conditions;

                  (iii) if the discontinuance of software support is necessitated because the software has reached its end of life, and in circumstances where TELKOM has notified PARTNER in writing that it wishes an upgrade to the new version, then PARTNER shall provide the next version upgrade within three (3) months of the notice of end of life, and the cost of the upgrade software (but not the cost of the services to perform the upgrade, such costs being included in the cost of the Services) shall be on mutually agreed terms and conditions.

         (f) The provisions of Article 13.1 shall apply mutatis mutandis to any software upgrade. In particular, PARTNER shall ensure that the operation of the Network is not interrupted during any software upgrade. Any interruption to the Network beyond the period agreed in Article 13.1(d) (including without limitation any service interruption or system downtime) caused by a software upgrade that results in a revenue loss for TELKOM shall be treated as a Critical fault and compensation shall be payable by PARTNER to TELKOM in accordance with Appendix C.

13.3     Software Upgrade Fees

         (a) Except as to costs in the circumstances referred to in Article 13.2(e)(i), PARTNER shall offer all new software upgrades to TELKOM once they are developed and provide TELKOM with a quote for the fee for the software only. TELKOM may at its sole discretion decide to accept or decline each upgrade.

14.      OPERATION AND MAINTENANCE ASSISTANCE

14.1     The Operations and Maintenance Assistance Service

         (a) PARTNER shall provide in writing to TELKOM a high-level description of the tasks required to be performed to assist TELKOM's staff to operate and maintain the System and/or Sub-system at the relevant Location/Sites, including information relating to maintenance supervision, maintenance audits, system configuration management, database management, and troubleshooting as set out in Appendix F, for TELKOM's approval. The detailed plan for preventive maintenance procedures and detailed timing and criteria for routine daily, weekly, monthly and annual maintenance checks and preventive replacement and repair of the Network or its constituent parts shall be discussed at the initial JPS and will be agreed upon by the Parties.

         (b) PARTNER shall provide to TELKOM operation and maintenance assistance services on Business Days during normal working hours in Indonesia at the relevant Location/Site as mutually agreed by the Parties. PARTNER personnel will be provided to provide operation and maintenance services on a case by case basis during the period of this Agreement. PARTNER shall remain responsible for meeting the KPIs and shall adjust the maintenance assistance team if necessary to ensure that the KPIs will be met.

         (c) TELKOM may also require PARTNER's experts to work outside normal working hours during weekends and public holidays, if exceptional circumstance make this necessary. In any such event, TELKOM shall endeavor to give at least one-week prior notice to PARTNER of its request, and agree any terms and conditions of such request with PARTNER.

         (d) PARTNER shall provide monthly reports to TELKOM on the type and amount of operation and maintenance services supplied to TELKOM.

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

         (e) PARTNER shall make available the required skills and competencies to ensure the Deliverables meet the required tasks description as mutually agreed by TELKOM and PARTNER.

         (f) TELKOM will use it best efforts to ensure that its team of trained engineers is retained on the Project during the period of this Agreement to provide for consistency and continuity.

14.2     The Knowledge Transfer Service

         (a) In addition to the classroom training to be provided pursuant to Article 47 of the Master Procurement Partnership Agreement, PARTNER shall use its best efforts to ensure that adequate operations and maintenance knowledge is transferred through on-the-job training ("OJT") to TELKOM personnel on a Location/Site basis to provide them with the skills to operate, maintain and manage the Network by the third anniversary of the Commencement Date. For this purpose, PARTNER shall ensure that its operation and maintenance staff is available on-site at TELKOM's premises as much as possible on a dedicated basis.

         (b) The OJT training programme and schedule shall be prepared on an annual basis by PARTNER and approved by TELKOM during the JPS and will cover at least:

                  (i) the contents of the OJT System Operating Manual and the Education System Information;

                  (ii)     system troubleshooting for the Network;

                  (iii) higher level skills including system parts, RF parts, system debugging methods and emergency Temporary Fix methods for the Network.

         (c) The objective of PARTNER's training shall be that the TELKOM support personnel (TSC1 ) will be able to solve a successively higher proportion of faults by themselves. TELKOM will evaluate improvements in network performance and in the ability of its technicians on an annual basis pursuant to the criteria specified in Appendices H and I.

         (d) The Progress and success of PARTNER's training efforts will be evaluated at each DRM.

15.      ESCALATION PROCEDURE FOR SERVICE LEVEL FAILURES

15.1 PARTNER shall use its best endeavors to promptly rectify any service level failures. If the failure has not been rectified to TELKOM's satisfaction, the Parties shall escalate the resolution of the problems as follows:

         (a) in the first instance by discussions between their respective DIVRE managers;

         (b)      secondly, by discussions between their respective Project
                  Managers;

         (e) thirdly, by discussions between their respective Account/Business Managers;

         (d) finally, by discussions between the senior executives of PARTNER and the senior executives of TELKOM.

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

CHAPTER 3 - PAYMENT TERMS AND CONDITIONS

16.      PAYMENT AMOUNT

16.1 The Services provided by PARTNER shall be paid for by TELKOM as follows:

         The Services provided by PARTNER pursuant to this Agreement will be paid quarterly, within thirty (30) days of correct invoicing as described below, based on calculations of a 60% Basic Fee and 40% Variable Fee (based on the cumulative installed lines - SLA variable cost per line calculated based on the deployment plan in Appendix 7 of the MPPA)

         (a) Basic Fees payable in equal quarterly installments shall be calculated in accordance with Appendix J. This amount shall be due upon delivery to TELKOM of an invoice for each installment, accompanied by the following documents, or such additional documents as may reasonably be required by TELKOM;

                  (i)      Invoice covering letter;

                  (ii) Tax invoice ("Faktur Pajak") and tax payment slip (/SSP) ("Surat Setoran Pajak")

                  (iii)    Simple receipt ("Kuitansi")

         (b) Variable Fees shall be calculated according to Appendix J. This amount shall be due upon delivery to TELKOM of an invoice for the agreed sum, accompanied by the following documents, or such additional documents as may reasonably be required by
                  TELKOM:

                  (i)      Invoice covering letter;

                  (ii) Tax invoice ("Faktur Pajak") and tax payment slip (/SSP) ("Surat Setoran Pajak");

                  (iii)    Simple receipt ("Kuitansi");

                  (iv)     KPI compliance certificate issued by TELKOM;

                  (v) Calculation of Variable Fee, KPI reduction (if any) and loss of revenue compensation (if any).

16.2 In the event that this Service Level Agreement is terminated by TELKOM, TELKOM will pay amounts then due on a pro rate basis.

16.3 The Services are provided on a fixed fee basis. The only additional costs for which TELKOM shall be liable are the actual unit price of replacement spare parts where the part replaced is shown to be damaged by reason of the events set forth in Article 9.8. For the avoidance of doubt, the cost of removing the damaged parts and installing the new parts are not costs reimbursable by TELKOM but are deemed to be covered under the Hardware Change Management Service and Spare Parts Repair and Replacement Service.

16.4 In the event withholding taxes are applied to any payments made by TELKOM to PARTNER under this Service Level Agreement, TELKOM shall provide PARTNER with a copy of the withholding tax receipt within fourteen (14) days from the date of payments.

17.      EVALUATION OF KEY PERFORMANCE INDICATORS ("KPIs") COMPLIANCE

         (a) TELKOM will evaluate PARTNER's compliance with the KPI annually. TELKOM shall be entitled to reduce proportionately the Annual Fees payable under this Service Level Agreement based on failure to achieve the required KPI compliance levels as shown in Appendix I.

         (b) The mechanism to evaluate the performance of PARTNER as measured by the KPI is set out in Appendix I.

IN WITNESS WHEREOF, the Parties have caused this Service Level Agreement to be signed by their duly authorized representative on the day and year first above written.

PERUSAHAAN PERSEROAN (PERSERO)                  MOTOROLA INC.
PT TELEKOMUNIKASI INDONESIA Tbk.

                                                        [STAMP]

By /s/ Kristiono                                By /s/ Allen Ma
   -----------------------                         -----------------------------
Name  : Kristiono                               Name  : Allen Ma
Title : President Director                      Title : Vice President & General
                                                        Manager, Asia

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